Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Assistant Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS THIRD QUARTER 2005 FINANCIAL

AND OPERATIONAL RESULTS

Provides Guidance for Full Year 2005

HOUSTON — November 10, 2005— W&T Offshore, Inc. (NYSE: WTI) today announced financial and operational results for the third quarter 2005.

•	Net income increased 40% over third quarter 2004, and 16% over second quarter 2005

•	100% successful in drilling three exploration wells and two development wells during the third quarter of 2005

•	83% drilling success year to date – 15 of 18 in exploration drilling and 5 of 6 in development drilling

“We are pleased to have achieved this solid growth, both on a year over year basis as well as sequentially, despite the dramatic disruption of this year’s hurricanes,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “Our accomplishments this quarter are testimony to our ability to generate increasing cash flow and an attractive return on investment from operations in the Gulf of Mexico.”

Net Income: Net income for the three months ended September 30, 2005 was $53.1 million, or $0.80 per diluted share, on revenue of $153.4 million, compared to net income of $38.1 million, or $0.58 per diluted share, on revenue of $120.5 million for the third quarter of 2004. Net income for the nine months ended September 30, 2005 was $138.2 million, or $2.09 per diluted share, on revenue of $432.3 million, compared to net income of $110.8 million or $1.68 per diluted share, on revenue of $369.9 million for the same period during 2004.

Cash Provided from Operations and EBITDA: Net cash provided by operating activities increased 65% to $145.3 million during the third quarter 2005 from $88.0 million during the prior year’s third quarter. The increase in cash provided by operating activities was primarily attributable to the effect of higher commodity prices realized on our production as compared to last year. Third quarter 2005 EBITDA was $126.1 million, compared to $94.9 million during the prior year’s third quarter. Net cash provided by operating activities for the nine months ended September 30, 2005 increased 32% to $343.9 million from $259.8 million in 2004. EBITDA was $350.7 million for the nine months ended September 30, 2005, compared to $293.1 million for the prior year period. Please refer to the attached schedule later in this release for a reconciliation of net income to EBITDA.

Production and Prices: Total production in the third quarter of 2005 was 11.5 billion cubic feet (“Bcf”) of natural gas at an average price of $8.64 per thousand cubic feet (“Mcf”) and 1.0 million barrels (“MMBbls”) of oil and liquids at an average price of $54.39 per Bbl, or 17.5 billion cubic feet of natural gas equivalent (“Bcfe”) at an average price of $8.79 per Mcfe. This compares to production of 12.6 Bcf of natural gas at an average price of $5.90 per Mcf and 1.2 MMBbls of oil and liquids at an average price of $38.34 per Bbl, or 19.8 Bcfe at an average price of $6.08 per Mcfe in the third quarter of 2004. The Company estimates that approximately 5.3 Bcfe of production was deferred in the third quarter of 2005 due to hurricanes Katrina and Rita, and that approximately 11.7 Bcfe will be deferred in the fourth quarter due to the storms. Without this deferral, we believe we would have met our previously announced guidance for the third quarter 2005 and the full year 2005. There were no hedges in place during the third quarter of 2005 or 2004.

For the nine months ended September 30, 2005, total production was 37.1 Bcf of natural gas at an average price of $7.31 per Mcf and 3.4 MMBbls of oil and liquids at an average price of $47.38 per Bbl, or 57.4 Bcfe at an average price of $7.52 per Mcfe. This compares to 40.3 Bcf of natural gas at an average price of $5.92 per Mcf and 3.7 MMBbls of oil and liquids at an average price of $34.99 per Bbl, or 62.7 Bcfe at an average price of $5.89 per Mcfe for the same period in 2004.

Lease Operating Expenses (“LOE”): LOE for the third quarter of 2005 increased to $18.2 million, or $1.04 per Mcfe, from $17.1 million, or $0.87 per Mcfe, in the third quarter of 2004. The increase in LOE was due to higher expenses associated with increased interest in one of our properties and some pipeline repair work. The per unit increase reflects the impact of lower production volumes primarily caused by the hurricanes. If third quarter deferred production of 5.3 Bcfe were included in the calculation, the Company’s LOE would have been $0.80/mcfe for the third quarter. Lease operating expenses for the nine months ended September 30, 2005 was $52.3 million, or $0.91 per Mcfe, compared to $53.0 million, or $0.85 per Mcfe in 2004 with the dollar decrease in the 2005 being attributable to lower operating cost at properties acquired in 2003, but offset by higher workover expenses and maintenance projects.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $45.6 million, or $2.61 per Mcfe, in the third quarter of 2005 from $36.0 million, or $1.82 per Mcfe, in the same period of 2004. DD&A for the nine months ended September 30, 2005 was $138.8 million or $2.42 per Mcfe, compared to DD&A of $121.1 million, or $1.93 per Mcfe, for the same period in 2004 because of the Company’s higher depletable costs associated with our increased drilling activities.

Capital Expenditures and Operations Update: During the third quarter of 2005, W&T achieved 100% drilling success in the drilling of three exploration wells and two development wells in the Gulf of Mexico. During the third quarter of 2005, W&T spent $60.9 million for development, $15.1 million for exploration and $6.5 million for other capital items, including acquisitions. For the nine months ended September 30, 2005, capital expenditures of $229.6 million included $122.5 million for development activities, $84.8 million for exploration, $22.0 million for acquisition and other leasehold activity and $0.3 million for other capital items. These expenditures do not include any amount of capitalized salaries or capitalized interest but do include dry hole costs of $11.3 million.

Of the drilling, completion and facilities expenditures budgeted for 2005, this year the Company has spent $82.8 million in the deepwater, $22.6 million on the deep shelf and $101.9 million on the conventional shelf and onshore projects. Additionally, W&T has spent $10.6 million on expensed workovers and major maintenance projects and $13.6 million for plug and abandonment expenses.

Drilling Highlights: W&T continues to have success with its exploration and development program. The Company achieved 100% success in drilling three exploration wells and two development wells during the third quarter. Nine successful wells and one unsuccessful well have been drilled since the end of the second quarter.

Field Name/Well	Category	Working Interest %
Drilled in 3rd Quarter
Eugene Island 349 B-13ST	Development	29.0%
Ewing Bank 989	Exploration	100.0%
High Island A443 A-5ST	Exploration	92.0%
Main Pass 185	Exploration	33.3%
Ship Shoal 359 A-12	Development	59.0%

Drilled after 3rd Quarter
Eugene Island 107 A-3	Development	25.0%
High Island A443 A-2ST	Exploration	84.0%
Western Gulf Area Well	Exploration	50.0%
Ship Shoal 177 A-4ST	Development	75.0%

One development well was unsuccessful, as follows:

Field Name/Well	Category	Working Interest %
Drilled after 3rd Quarter
High Island A572 C-23ST	Development	4.8%

The Company plans to have drilled or be actively drilling more than 27 exploration and seven development wells in 2005. W&T believes it will achieve most of its original drilling program for 2005, despite the interruptions caused by hurricanes Katrina and Rita.

Lease Sale: At the MMS – OCS Oil and Gas Lease Sale 196, Western Gulf of Mexico, held on August 17, 2005, W&T was the high bidder on Garden Banks Area, Block 152, located in approximately 541 feet of water. Subsequently, the MMS has awarded W&T the lease. The Company’s cost for this lease was $430,000, with W&T owning a 100% working interest.

Dividends: On September 30, 2005, the Company’s board of directors declared a cash dividend of $0.02 per common share, payable on November 1, 2005 to shareholders of record on October 14, 2005. On August 1, 2005, W&T paid a cash dividend of $0.02 per common share to shareholders of record on July 15, 2005.

Hurricane Update: W&T is currently producing approximately 160 million cubic feet of gas equivalent (MMcfe) net per day, which represents 84% of the Company’s pre-Hurricane Rita and 65% pre-Hurricane Katrina production. Currently, the Company still estimates that 20 MMcfe per day additional net production is shut-in at Mississippi Canyon 718 (“Pluto”) because of Hurricane Katrina. The Company expects to defer between 16.5 bcfe and 17.5 bcfe of production in 2005 due to the hurricanes.

While several platforms had some damage, only 5 of 104 gross operated platforms had significant physical damage, including East Cameron 338 A and Eugene Island 397 A. Net daily production associated with these platforms prior to the hurricane was 11.6 million cubic feet of natural gas equivalent (MMcfe). The Company anticipates Eugene Island 397A platform will be back online in 60 days, resulting in incremental net daily production of 5.8 MMcfe.

W&T expects additional production to return online before the end of the year, as further field repairs are completed and third party processing plants and pipelines are brought back online. Based on the Company’s estimates and those from third party operators, W&T expects its exit rate to be approximately 185 to 195 MMcfe/day at year-end, which represents approximately 78% of pre-Katrina and 100% of pre-Rita production. The Company expects to return to pre-Katrina production levels in second quarter 2006.

W&T does carry insurance for physical damage to producing and drilling wells, platforms and pipelines. The Company has notified its insurance provider and is working with adjusters to process claims from both storms. The insurance program utilizes a self-insured retention of $5 million and insured losses are expected to exceed this figure.

Tracy Krohn added, “We have been operating successfully in the Gulf of Mexico for over 20 years and know that managing the impact of hurricanes is part of the process. Although the third quarter of 2005 offered unprecedented challenges, our staff performed exceptionally well and achieved remarkable results. Prior to Katrina we were drilling four wells on properties operated by W&T. Despite having to evacuate twice, immediately following Rita we brought back all of those rigs except for one. Although we lost about two weeks of drilling time, we drilled three exploration and two development wells during the third quarter, all of which were successful. Our drilling program remains on track for the balance of the year.

“We have continued to find that the Gulf of Mexico offers an attractive return on our investment and see significant opportunity ahead. Our debt free balance sheet, significant cash position and an un-hedged production profile at a time of record high commodity prices, positions W&T to aggressively pursue our growth strategy as desirable properties become available.”

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. W&T anticipates operating expenses on a Mcfe basis to increase due to lower production because of deferred production and costs incurred to repair damages from the hurricanes. Guidance has been revised to reflect information gathered by the Company and third party sources about the progress of storm repairs. Guidance on performance for the fourth quarter, full year of 2005, and previous full year guidance are shown in the table below.

Estimated Production	Fourth Quarter	Estimate for Full- Year 2005	Prior Estimate for Full-Year 2005
Crude oil (MMBbls)	0.7 – 0.8	4.10 – 4.14	5.2 – 5.5
Natural gas (Bcf)	7.3 – 7.7	44.5 – 44.9	51.7 – 54.4
Total (Bcfe)	11.7 – 12.3	69.1 – 69.7	83.1 – 87.4

Expenses ($ in millions, except as noted)	Fourth Quarter	Estimate for Full- Year 2005	Prior Estimate for Full-Year 2005
Lease operating expenses	$21.2 – $23.2	$73.5 – $75.5	$75.0 – $78.0
Gathering, transportation & production taxes	$1.8 – $2.3	$12.0 – $12.5	$15.0 – $16.0
General and administrative	$8.8 – $10.8	$28.0 – $30.0	$26.0 – $30.0

Depending on how quickly the Company is able to get production back online in the 1st quarter 2006, it expects to produce approximately 85.0 to 90.0 Bcfe in full year 2006.

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, November 10, 2005 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2137 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, November 17, 2005, and may be accessed by calling (303) 590-3000 and using the pass code 11042777.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2005	2004	2005	2004
Revenues:
Oil and natural gas	$153,355	$120,381	$431,744	$368,908
Other	70	153	532	952

Total revenues	153,426	120,534	432,276	369,860
Expenses:
Lease operating	18,226	17,147	52,253	52,956
Gathering, transportation costs and production taxes	2,551	3,907	10,186	10,465
Depreciation, depletion, and amortization	43,403	33,663	131,967	114,299
Asset retirement obligation accretion	2,203	2,345	6,829	6,830
General and administrative	6,524	4,552	19,187	13,316

Total operating expenses	72,907	61,613	220,423	197,867

Income from operations	80,518	58,921	211,854	171,993

Net interest income (expense)	581	(378)	468	(1,524)

Income before income taxes	81,100	58,543	212,321	170,468

Income tax expense	27,997	20,489	74,156	59,664

Net income	53,103	38,054	138,165	110,805

Less: Preferred stock dividends	—	300	—	600

Net income applicable to common and common equivalent shares	$53,103	$37,754	$138,165	$110,205

Earnings per common share:
Basic	$0.80	$0.72	$2.14	$2.10

Diluted	$0.80	$0.58	$2.09	$1.68

Weighted average shares outstanding:
Basic	65,970	52,612	64,649	52,601

Diluted	65,970	65,950	65,968	65,939

Consolidated Cash Flow Information
Net cash provided by operating activities	$145,342	$88,001	$343,894	$259,789

Capital expenditures	$82,488	$52,596	$229,599	$173,590

Other Financial Information
EBITDA	$126,124	$94,929	$350,650	$293,122

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and accretion. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA:

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2005	2004	2005	2004
Net income	$53,103	$38,054	$138,165	$110,805
Income tax expense	27,997	20,489	74,156	59,664
Net interest (income) expense	(581)	378	(468)	1,524
Depreciation, depletion, amortization and accretion	45,606	36,008	138,797	121,129

EBITDA	$126,124	$94,929	$350,650	$293,122

W&T OFFSHORE, INC.

Operating Data

(Unaudited)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2005	2004	2005	2004
Net sales:
Natural gas (MMcf)	11,498	12,625	37,150	40,263
Oil (MBbls)	993	1,198	3,379	3,733
Total natural gas and oil (MMcfe)	17,456	19,810	57,421	62,658

Average daily equivalent sales (MMcfe/d)	189.7	215.3	210.3	228.7

Average realized sales price:
Natural gas ($/Mcf)	$8.64	$5.90	$7.31	$5.92
Oil ($/Bbl)	54.39	38.34	47.38	34.99
Natural gas equivalent ($Mcfe)	8.79	6.08	7.52	5.89

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$1.04	$0.87	$0.91	$0.85
Gathering, transportation cost and production taxes	0.15	0.20	0.18	0.17
Depreciation, depletion, amortization and accretion	2.61	1.82	2.42	1.93
General and administrative	0.37	0.23	0.33	0.21
Net cash provided by operating activities	8.33	4.44	5.99	4.15
EBITDA	7.23	4.79	6.11	4.68

W&T OFFSHORE, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash & equivalents	$140,510	$64,975
Accounts receivable	43,576	71,714
Prepaid expenses and other	9,820	9,293

Total current assets	193,906	145,983

Property and equipment - at cost	1,379,571	1,147,367
Less accumulated depreciation, depletion and amortization	675,120	543,154

Net property and equipment	704,451	604,213

Other assets	13,221	10,589

Total assets	$911,577	$760,784

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$119,626	$107,220
Asset retirement obligations	26,080	27,489
Accrued liabilities and other	30,373	21,738

Total current liabilities	176,080	156,447

Long-term debt	—	35,000
Asset retirement obligations, less current portion	113,985	114,937
Deferred income taxes	124,610	92,093
Other liabilities	2,429	2,429
Shareholders’ equity:
Preferred stock	—	45,435
Common stock	1	—
Additional paid-in capital	52,303	6,478
Retained earnings	442,171	307,965

Total shareholders’ equity	494,475	359,878

Total liabilities and shareholders’ equity	$911,578	$760,783

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Operating activities:
Net income	$138,166	$110,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	138,796	121,129
Amortization of debt issuance costs	262	346
Share-based compensation	390	391
Deferred income taxes	32,517	21,690
Changes in operating assets and liabilities	33,763	5,427

Net cash provided by operating activities	343,894	259,789

Investing activities:
Investment in oil and gas property and equipment	(229,241)	(173,118)
Proceeds from sales of oil and gas property and equipment	1,777	119
Purchases of furniture, fixtures and other	(358)	(472)
Investment in marketable securities	(1,822)	—
Change in restricted deposits	(187)	39

Net cash used in investing activities	(229,831)	(173,432)

Financing activities:
Borrowings of long-term debt	2,550	160,300
Repayments of borrowings of long-term debt	(37,550)	(227,300)
Dividends to shareholders	(2,639)	(2,968)
Equity offering costs	—	(1,264)
Debt issuance costs	(889)	—

Net cash used in financing activities	(38,528)	(71,231)

Increase in cash and cash equivalents	75,535	15,125
Cash and cash equivalents, beginning of period	64,975	4,016

Cash and cash equivalents, end of period	$140,510	$19,141